Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of the 11th day of April, 2011, by and between Union Bank & Trust Company (hereinafter called “Bank”) and Mark F. Ketch, an adult individual (hereinafter called “Executive”).

BACKGROUND

A.        Bank wishes to employ Executive on the terms and conditions contained in this Agreement.

B.        Executive wishes to accept employment with Bank on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Bank and Executive agree as follows:

(1)       Employment. Bank hereby employs Executive and Executive hereby accepts employment by Bank upon the terms and conditions contained in this Agreement.

(2)       Office and Duties.

(a)       Executive shall serve Bank generally as the President and Chief Executive Officer of the Bank and shall have such authority and such responsibilities as the Board of Directors of the Bank reasonably may determine from time to time.  Executive shall perform any other duties reasonably required by Bank. Executive shall faithfully perform and discharge such management duties and such other duties recently required by the Board of Directors from time to time, or as otherwise agreed to between the Board of Directors and Executive.

(b)       Throughout the term of this Agreement, Executive shall devote his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interest of Bank.

(3)       Term.  This Agreement shall be for a term of three (3) years, commencing on the date hereof and ending thirty-six (36) months thereafter, unless sooner terminated as hereinafter provided.  Unless either party elects to terminate this Agreement at the end of the current term by giving the other party notice of such election of at least ninety (90) days before the expiration of the then current term, this Agreement shall be deemed to automatically renew each year commencing on the day after the expiration of the then current term, unless otherwise terminated.

(4)       Compensation.

(a)       For all of the services rendered by Executive to Bank, Executive shall receive an annual base salary of One Hundred Ten Thousand Dollars ($110,000.00).  This salary shall remain the same or increase by mutual agreement of the parties at any time during the then current term of the Agreement.

(b)       In addition to Executive’s base salary, Executive may be entitled to a bonus based on the performance of the Bank to be determined by the Board of Directors of Bank on an annual basis.

(c)        Throughout the term of this Agreement and as long as they are kept in force by Bank, Executive shall be entitled to participate in and receive the benefits of any disability plan, life insurance, pension plans, and profit sharing plans available to other similarly situated employees of Bank.

(d)       Executive shall be entitled to four (4) weeks of vacation and the paid holidays made available to other similarly situated employees of the Bank.

(5)       Change of Control.  If the Bank is merged or sold and either the Bank’s successors or Executive decide to terminate Executive’s employment, the Executive shall be entitled to a severance pay in the amount equal to thirty-six (36) months of the Executive’s then current annual base salary payable in accordance with the Bank’s ordinary payroll schedule.  This severance payment shall begin on the date that the Bank’s successor or Executive give notice of termination.  This clause applies whether Executive tenders his resignation or is terminated by the Bank’s successor.  If, however, the Executive commits fraud or intentional misconduct or criminal violations related to his work with the Bank then the Executive shall not be entitled to receive any severance pursuant to this paragraph.

(6)       Expenses.     Bank will reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder upon receipt of vouchers therefore and in accordance with Bank’s regular reimbursement procedures and practices in effect from time to time.

(7)       Death.            If Executive dies, all payments hereunder shall cease at the end of the then current term in which Executive’s death shall occur and Bank shall have no further obligations or liabilities hereunder to Executive’s estate or legal representative or otherwise.

(8)       Discharge With or Without Cause.           Bank may discharge Executive at any time for misconduct, fraud, or any violation by the Executive of the terms and conditions of this Agreement, in which event the Bank shall have no further obligation or liabilities hereunder after the date of such discharge.

(9)       Bank Property.          All advertising, sales, financial data, and other materials or articles of information, including without limitation data processing reports, sales analyses, invoices, or information, samples, or any other materials or data of any kind furnished to

Executive by Bank or developed by Executive on behalf of Bank or at Bank’s direction or for Bank’s use or otherwise in connection with Executive’s employment hereunder, are and shall remain the sole and confidential property of Bank, if Bank requests the return of such materials at any time during or at or after the termination of Executive’s employment, Executive shall immediately deliver the same to Bank.

(10)     Noncompetition, Trade Secrets, etc.

(a)       During the term of this Agreement and for a period after the termination of his employment with Bank, as set forth in subsections (10)(a)(i)-(ii), for any reason whatsoever and so long as Bank is in compliance with the terms of this Agreement, Executive shall not directly or indirectly induce or attempt to influence any Executive of Bank to terminate his employment with Bank and shall not engage in (as principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business doing business in the County of Schuylkill which conducts business activities carried on by Bank, or being definitely planned by Bank at the time of the termination of the Executive’s employment (the “Business Activities”).  However, nothing contained in this Section 10 shall prevent Executive from holding for investment no more than five percent (5%) of any class of equity securities of a Bank whose securities are traded on a national securities exchange.

(i)         If Executive terminates his employment with Bank, the restrictions contained in Section 10(a) shall apply for a period of three (3) years after he terminates his employment with Bank.

(ii)        If Bank terminates Executive’s employment with Bank, Bank will not enforce the restrictions contained in Section 10(a) above, however the Bank will have the right to enforce 10(b) and (c) below.

(b)       During the term of this Agreement, and at all times thereafter, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association, or Bank other than then Bank, any material referred to in Section 9 above or any information regarding the business methods, business policies, procedures, techniques, trade secrets, or other knowledge or processes used or developed by the Bank or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of Bank, made known to Executive or learned or acquired by Executive while in the employ of Bank.

(c)        Any and all writings, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of Bank or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Bank, including developments or expansions of its present fields of operations, shall make full disclosure to Bank of all such writings, inventions, improvements, processes, procedures and techniques and otherwise aid and assist Bank so that Bank can prepare and present applications for copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Bank shall be the sole and absolute owner thereof in all countries in which it may desire to have compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures, and techniques.

(d)       Executive acknowledges that the restrictions contained in the foregoing subsections (a), (b) and (c), in view of the nature of the business in which Bank is engaged, are reasonable and necessary in order to protect the legitimate interest of Bank, and that any violation thereof would result in irreparable injuries to Bank, and Executive therefore acknowledges that, in the event of his violation of any of these restrictions, Bank shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Bank may be entitled.

(e)       If the period of time or the area specified in subsection (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as adjudged to be reasonable.  If Executive violates any of the restrictions contained in the foregoing subsection (a), the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Bank.

(11)     Prior Agreements.    Executive represents to Bank (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound and (iii) that he is free and able to execute this Agreement and to enter into the employment of Bank.

(12)     Miscellaneous.

(a)       Indulgences, Etc.        Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power of privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(b)       Controlling Law.       This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(c)        Notices.          All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or when sent by United States registered mail, return receipt requested, postage prepaid, addressed as set forth below:

(i)         If to Executive:

Mark F. Ketch

39 Hillside Drive

Sch. Haven, PA 17972

(ii)        If to Bank:

Union Bank & Trust Company

Centre & Mahantongo Streets

Pottsville, PA 17901

Attention:  Board of Directors

In addition, notice by mail shall be sent air mail if posted outside of the continental United States.

Any party may alter the address to which communications or copies are to be sent by giving notice of such change or address in conformity with the provisions of this Section for the giving of notice.

(d)       Binding Nature of Agreement.      This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns and shall be binding upon Executive, his heirs and legal representatives.

(e)       Execution in Counterparts.            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute on and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f)        Provisions Separable.         The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or enforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g)       Entire Agreement.   This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

(h)       Section Heading.     The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i)         Gender, Etc.  Words used herein, regardless of the number and gender, specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(j)         Number of Days.      In computing the number of days for purposes of this Agreement, all days shall be counted including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the date first above written.

UNION BANK & TRUST COMPANY

Felix E. Bartush, Jr., Director	Daniel R. Blaschak, Director

Harry J. Brown, Director	Frances D. Weiss, Director

Naomi Morrow Ost, Director	Albert J. Evans, Director

EXECUTIVE

Mark F. Ketch